UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 29, 2009

ETHAN ALLEN INTERIORS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11692	06-1275288
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

Ethan Allen Drive
Danbury, CT		06811
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:    (203) 743-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01     Entry into a Material Definitive Agreement

On January 29, 2009, Ethan Allen Interiors Inc. and its subsidiaries (collectively, “Ethan Allen” or the “Company”) amended its five-year, $200 million unsecured revolving credit facility with J.P. Morgan Chase Bank N.A. (“JP Morgan”), as administrative agent, and certain other lenders (the “Amendment”). The  agreement was originally entered into in July 2005, and expires in July 2010.  The Amendment reduced the line to $100 million and contains various covenants which may limit our ability to incur debt; engage in mergers and consolidations; make restricted payments; sell certain assets; make investments; and issue stock. We are also required to meet certain financial covenants including a fixed charge coverage ratio, which shall not be less than 1.75 to 1 for any period of four consecutive fiscal quarters ended on or after December 31, 2008, and a leverage ratio, which shall not be greater than 3.25 to 1 at any time.  This facility includes sub-facilities for trade and standby letters of credit of $25.0 million and swingline loans of $5.0 million.  The amended facility also contains a triggering lien against accounts receivable and inventory if the fixed charge coverage ratio falls below 2.00 to 1 and this measure would also limit cash dividends for the subsequent quarter to $4.0 million. Ethan Allen paid the lenders a customary fee for entering into the Amendment, and increased the fees and interest rates under the Amendment.

   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ETHAN ALLEN INTERIORS INC.

Date: February 4, 2009	By:	/s/ David R. Callen
David R. Callen
Vice President, Finance and
Treasurer